Exhibit 10.28

NAUTILUS, INC.

and

NAUTILUS INTERNATIONAL S.A.,

as Borrowers

LOAN AND SECURITY AGREEMENT

Dated as of January 16, 2008

$100,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent

i

(cont’d)

(cont’d)

(cont’d)

(cont’d)

Page

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Term Loan Note
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Appraised Equipment
Schedule 1.1(c)	Appraised Real Estate
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.21	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of January 16, 2008, among NAUTILUS, INC., a Washington corporation (“US Borrower”), NAUTILUS INTERNATIONAL S.A., a Swiss private share company (“Swiss Borrower”, and together with US Borrower, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts of US Borrower and DashAmerica; provided, however, that such percentage shall be reduced by 1.0% for each whole percentage point (or portion thereof) that the Dilution Percent exceeds 5%.

Acquisition: any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Obligor (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that with respect to Borrowers, Affiliate will not include Persons that would otherwise be Affiliates solely because of common Control by US Borrower’s shareholders if such Persons are portfolio companies independently operated by such shareholders, in each case unless objected to by Agent in writing. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, permits, orders (including consent decrees and administrative orders) and decrees of Governmental Authorities.

Applicable Margin: with respect to (a) Base Rate Term Loans, 1.50%, (b) LIBOR Term Loans, 3.75%, and (c) any Type of Revolver Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	Greater than 1.45 to 1.0	0.00%	1.50%
II	Less than or equal to 1.45 to 1.0 and greater than 1.3 to 1.0	0.25%	2.00%
III	Less than or equal to 1.3 to 1.0 and greater than 1.15 to 1.0	0.50%	2.75%
IV	Less than or equal to 1.15 to 1.0	0.75%	3.25%

Until receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ended June 30, 2008, margins shall be determined as if Level III were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due with respect to the preceding Fiscal Quarter have not been received, then the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt. If any Compliance Certificate is subsequently determined to be incorrect in any material respect, Agent may reduce or increase the Applicable Margin retroactively to the beginning of the relevant calendar month to the extent that such error caused the Applicable Margin to be different from the Applicable Margin that would have been in effect if the error was not made.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C.

Availability: the Borrowing Base minus the principal balance of all Revolver Loans.

Availability Block: a block in the amount of $3,000,000 in effect from the Closing Date through either (i) the funding of the Proposed IP Financing, or (ii) if the Proposed IP Financing is not consummated, such time after June 30, 2008 as Borrowers have demonstrated to Agent’s reasonable satisfaction that Borrowers will have ongoing liquidity sufficient to meet its obligations, including all remaining payment obligations due and owing in connection with the LandAmerica Acquisition.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve (including, without limitation, a reserve in an amount determined appropriate by Agent in its discretion (in an amount not to exceed $50,000 if the Lien Waiver delivered in connection with such location on or around the Closing Date remains in full force and effect) in connection with the Bolingbrook, Illinois location of US Borrower, which reserve shall be in effect during any period beginning 180 days after the Closing Date that Borrower maintains Inventory or Equipment at that location); (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower, unless Agent determines in its discretion that such Royalties are not necessary or useful to the liquidation or other disposition of any Collateral; (f) the aggregate amount of liabilities (other than inchoate liabilities) secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Availability Block; (h) the Books and Records Block; (i) an environmental reserve in an initial amount of (A) with respect to the US Borrower’s owned Real Estate located in Tyler, Texas, $260,000, as the same may be adjusted by Agent in its discretion, including a reduction or deletion of such environmental reserve in the event that US Borrower conducts remediation or US Borrower’s owned Real Estate located in Tyler, Texas is sold pursuant to a Disposition permitted under this Agreement and the portion of the Real Estate Formula Amount is reduced by the Net Proceeds received by US Borrower in connection with such sale, and (B) with respect to the US Borrower’s owned Real Estate located in Independence, Virginia, $140,000, as the same may be adjusted by Agent in its discretion, including a reduction or deletion of such environmental reserve in the event that US Borrower conducts remediation or US Borrower’s owned Real Estate located in Independence, Virginia is sold pursuant to a Disposition permitted under this Agreement and the portion of the Real Estate Formula Amount is reduced by the Net Proceeds received by US Borrower in connection with such sale; (j) the Disclosed Sale Reserve; and (k) such additional reserves, in such amounts and with respect to such matters, as Agent in its discretion may elect to impose from time to time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: (a) Cash Management Services extended to any Borrower or Subsidiary by any Lender or any of its Affiliates; provided, however, that for Cash Management Services to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product,

(ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time; or (b) (i) products under Hedging Agreements, (ii) commercial credit card and merchant card services, and (iii) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit, in each case to the extent extended to any Borrower or Subsidiary by Bank of America or any of its Affiliates.

Bank Product Amount: as defined in the definition of Bank Product. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Books and Records Block: a block in the amount of (a) $5,000,000, during the period from the Closing Date through the date of receipt by Agent of a field examination in form and substance satisfactory to Agent, (b) $1,000,000, during the period from the date of Agent’s receipt of such field examination through the date of the Disclosed Sale, and (c) $0 thereafter.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business or customer or trade contracts which accrue interest under contingent circumstances), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.5.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of (i) the Accounts Formula Amount, plus (ii) the Inventory Formula Amount, plus (iii) the Foreign Assets Formula Amount, plus (iv) the Equipment Formula Amount, plus (v) the Real Estate Formula Amount, minus (vi) the Availability Reserve.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases; provided that the LandAmerica Acquisition payments permitted hereunder and payments made in connection with Permitted Acquisitions shall not constitute Capital Expenditures for purposes of this definition.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or reasonably likely to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by a Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five (35%) of the Equity Interests of US Borrower entitled to vote for members of the board of directors or equivalent governing body of US Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of US Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) any Person or two or more Persons acting in concert shall acquire by contract or otherwise, or enter into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing thirty-five (35%) or more of the combined voting power of such Voting Stock;

(d) US Borrower ceases to own and control, beneficially and of record, 100% of the Equity Interests of Nautilus International Holdings S.A. or Nautilus International Holdings S.A. ceases to own and control, beneficially and of record, 100% of the Equity Interests of Swiss Borrower; or

(e) all or substantially all of a Borrower’s assets are sold or transferred, other than sale or transfer to another Borrower.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided that Collateral shall not include (and the security interest granted in Section 7.1 shall not extend to) Excluded Collateral.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment and Term Loan Commitment. “Commitments” means the aggregate amount of all Revolver Commitments and Term Loan Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Sections 10.2.3 and 10.3 and calculate the applicable Level for the Applicable Margin.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Copyright Security Agreement: each copyright security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its owned copyrights, as security for the Obligations.

DashAmerica: DashAmerica, Inc., a Colorado corporation.

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account: any deposit account (as such term is defined in the UCC).

Deposit Account Control Agreements: the deposit account control agreements to be executed by each institution maintaining a Deposit Account (other than Excluded Accounts) for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Dilution Percent: the percent, determined for Borrowers’ most recent twelve months then ended, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Disclosed Sale: the sale to a third party of certain assets or Subsidiaries previously disclosed in writing to Agent.

Disclosed Sale Reserve: a reserve arising after the Closing Date as follows: (a) on February 15, 2008, in the amount of $2,500,000 unless a fully executed letter of intent between US Borrower and a third party purchaser (in form and substance reasonably satisfactory to Agent) has been delivered to Agent on or before such date, which reserve, to the extent applicable in accordance with the foregoing clause, shall remain in effect until the closing of the Disclosed Sale, and (b) on March 7, 2008, in the amount of $2,500,000 (in addition to the reserve set forth in clause (a) above, if applicable) unless a fully executed definitive sale agreement between US Borrower and a third party purchaser has been delivered to Agent on or before such date, which reserve, to the extent applicable in accordance with the foregoing clause, shall remain in effect until the closing of the Disclosed Sale.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during each Trigger Period and into which proceeds of Accounts shall be deposited.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before (in each case, to the extent included in determining net income and to the extent incurred or attributable during the applicable measurement period) (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) gains or losses arising from the sale of capital assets, (v) gains arising from the write-up of assets, and (vi) any extraordinary gains, (vii) fees incurred by Borrowers in connection with entering into this Agreement and the Loan Documents in an aggregate amount not to exceed $563,000, (viii) legal fees and expenses incurred by US Borrower during the fourth Fiscal Quarter of 2007 or the first Fiscal Quarter of 2008 in connection with the proxy dispute between US Borrower, its directors and Sherborne Investors, L.P. in an aggregate amount not to exceed $2,975,000 (no more than $500,000 of which amount shall be incurred in the first Fiscal Quarter of 2008), (ix) a write-down of Intellectual Property and associated goodwill taken on or before the last day of the first Fiscal Quarter of 2008 in connection with the Disclosed Sale in an amount not to exceed $10,000,000, (x) a non-cash inventory write-down taken on or before the last day of the fourth Fiscal Quarter of 2007 in an amount not to exceed $400,000, (xi) up to $600,000 in expenses (no more than $150,000 of which expenses shall be cash expenses) incurred during the first Fiscal Quarter of 2008 in connection with closure of Borrowers’ Australia direct operations, (xii) up to $1,000,000 in expenses incurred during the first Fiscal Quarter of 2008 in connection with closure of Borrowers’ Italy operations, (xiii) up to $1,000,000 in expenses (no more than $400,000 of which expenses shall be cash expenses) incurred during the first and second Fiscal Quarters of 2008 in connection with closure of Borrowers’ Bolingbrook, Illinois distribution center, (xiv) a non-cash write-off of up to $1,100,000 taken during the fourth Fiscal Quarter of 2007 in connection with the abandonment of the License with Lance Armstrong, (xv) a non-cash charge of up to $1,500,000 taken during the fourth Fiscal Quarter of 2007 in connection with the elimination of Borrowers’ EV9.16 product line, (xvi) a non-cash charge of up to $500,000 taken during the fourth Fiscal Quarter of 2007 in connection with the elimination of Borrowers’ fitness advisor product, (xvii) up to $1,000,000 in expenses actually incurred during the first and second Fiscal Quarters of 2008 in connection with Borrowers’ future employee reductions, (xviii) a non-cash charge of up to $1,290,000 taken during the fourth Fiscal Quarter of 2007 in connection with the elimination of Borrowers’ TC9.16 product line, (xix) a non-cash warranty accrual taken during the fourth Fiscal Quarter of 2007 relating to discontinued items in an amount up to $1,000,000, (xx) a non-cash write-off of up to $2,500,000 taken during the fourth Fiscal Quarter of 2007 in connection with the abandonment or non-use of certain ICON patents; and (xxi) an accrual taken in the first Fiscal Quarter of 2008 in connection with future warranty costs resulting from outsourcing of warranty processing in an amount up to $3,000,000.

Eligible Account: an Account owing to a Borrower or DashAmerica that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars (or, with respect to Accounts of Swiss Borrower, an Equivalent Amount of Euros or Swiss francs) and is deemed by Agent, in its discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date (provided that (i) in the case of Accounts arising from direct sales to consumers, such Accounts shall not be Eligible Accounts if they are outstanding more than 13 days after the original invoice date, and (ii) in the case of Accounts with stated invoice terms of 31 days or greater, such Accounts shall not be ineligible as a result of this clause (a) if they are no more than 120 days after the original invoice date and no more than 30 days after their original due date (provided further that Eligible Accounts that fall within this clause (ii) shall not at any time provide Availability in an aggregate amount greater than $3,000,000)); (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds (i) in the case of Dick’s Sporting Goods or The Sports Authority, so long as such Account

Debtors remain investment grade (defined as rated at least BBB- (or its equivalent) by S&P or Ba2 (or its equivalent) by Moody’s), 25% of the aggregate of Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), or (ii) in the case of all other Account Debtors (and of either Dick’s Sporting Goods or The Sports Authority if such Account Debtor is not investment grade), 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation in Section 9.1.7 (or otherwise relating to Eligible Accounts); (e) it is owing by a creditor or supplier, or is otherwise subject to a right of offset (including, without limitation, a direct sale offset), counterclaim, dispute, deduction, discount, recoupment, reserve (including, without limitation, a warranty reserve), defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside (i) in the case of US Borrower and DashAmerica, the United States or Canada (other than with respect to HSBC, which shall be required to have created the Accounts and billed the Accounts from an address of HSBC located in the United States or Canada), or (ii) in the case of Accounts of Swiss Borrower, the European Union (unless such foreign Accounts of Swiss Borrower are secured by letters of credit in form and substance satisfactory to Agent in its discretion); (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to such amounts; or (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes and the Account Debtor with respect to such Account is a consumer (provided that Accounts arising from the retail sale to a Person who is purchasing for personal, family or household purposes that otherwise would not be ineligible pursuant to this clause (p) shall not be eligible if there has been termination of or default by any Obligor under any contracts between an Obligor and such Account Debtor or its Affiliates). In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within three Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Equipment: equipment owned by US Borrower hereafter approved by Agent as part of the Equipment Formula Amount, which equipment meets each of the following requirements: (a) US Borrower has good title to such equipment; (b) US Borrower has the right to subject such equipment to a Lien in favor of Agent; (c) such equipment is subject to a first priority perfected Lien in favor of Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Liens which do not have priority over the Lien in favor of Agent); (d) the full purchase price for such equipment has been paid by US Borrower; (e) such equipment is located on premises (i) owned by US Borrower, or (ii) leased by US Borrower where the lessor has delivered to Agent a Lien Waiver or a Rent and Charges Reserve with respect to such facility has been established by Agent in its discretion; (f) such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by US Borrowers in the Ordinary Course of Business; (g) such equipment is not subject to any agreement which restricts the ability of US Borrower to use, sell, transport or dispose of such equipment or which restricts Agent’s ability to take possession of, sell or otherwise dispose of such equipment; and (h) such equipment does not constitute “fixtures” under the applicable statutory laws or common law of the jurisdiction in which such equipment is located.

Eligible In-Transit Inventory: Inventory owned by a Borrower or DashAmerica that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of US Borrower or DashAmerica, as applicable, within the United States, and that Agent, in its discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, US Borrower or DashAmerica, as applicable) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner satisfactory to Agent; (c) has been identified to the applicable sales contract and title has passed to US Borrower or DashAmerica, as applicable; (d) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Obligor is in default of any obligations; (e) is subject to purchase orders and other sale documentation satisfactory to Agent; (f) is shipped by a common carrier that is not affiliated with the vendor; and (g) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Inventory: Inventory owned by a Borrower or DashAmerica that Agent, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts, service parts, components or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit, downpayment or vendor rebate; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned (unless returned unused in its original packaging (or repackaged) in new saleable form) or repossessed goods; (e) meets all material standards imposed by any Governmental Authority, including all standards under Environmental Laws with respect to Hazardous Materials; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States (or, in the case of Inventory of Swiss Borrower, is within The Netherlands), is not in transit except between locations of US Borrower, Swiss Borrower or DashAmerica, as applicable, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document unless bailee agreements and other documentation acceptable to Agent have been entered into, which documentation establishes a perfected first priority security interest in (including possession, if required) the Inventory subject to such warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s (or DashAmerica’s, if applicable) or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is not subject to retention of title or similar rights or interests of sellers of such Inventory to Borrowers or DashAmerica; and (m) is reflected in the details of a current perpetual inventory report.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws relating to pollution or protection of the environment (including any emission, discharge, seepage or release to air, land, surface water or groundwater of any Hazardous Materials), the preservation or reclamation of natural resources, the presence, management, transportation, storage, treatment, use, or release of, or exposure to Hazardous Materials, or to the protection of human health and safety from exposure to Hazardous Materials (including tort claims, but excluding occupational safety and health, to the extent specifically regulated by OSHA), including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), the Clean Water Act (33 U.S.C. § 1251 et seq.) (“CWA”), the Clean Air Act (42 U.S.C. § 7401 et seq.) (“CAA”), the Safe Drinking Water Act 42 U.S.C. § 300f et seq.) (“SDWA”), the Toxic Substances Control Act 15. U.S.C. 2601 et seq.) (“TSCA”), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and each of their state and local counterparts or equivalents.

Environmental Notice: a written notice, correspondence, complaint, summons, citation, order, claim, request for information, request for correction, settlement demand, remediation demand, notice of inspection or notice of violation from any Governmental Authority or other Person to any Obligor of any noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, including with respect to any Environmental Release, environmental pollution or Hazardous Materials (including any tort or personal injury alleged therefrom).

Environmental Release: a reportable release as defined in CERCLA or under any other Environmental Law of any Hazardous Materials.

Equipment Formula Amount: as of any date of determination, (a) on the Closing Date, $3,450,000 (b) thereafter, $3,450,000 minus $35,937.50 for each full calendar month elapsed since December 31, 2007; provided that the Equipment Formula Amount shall be reduced by an amount equal to 100% the Net Proceeds of any disposition of part or all of the US Borrower’s Equipment described on Schedule 1.1(b) hereto; provided further that upon request by US Borrower, Agent may agree in its discretion to the addition of new Eligible Equipment to the Equipment Formula Amount (an “Equipment Formula Amount Reload”) if (i) the Equipment Formula Amount has not previously been adjusted pursuant to an Equipment Formula Amount Reload, (ii) such Equipment Formula Amount Reload is in an amount not greater than $3,000,000 and the total Equipment Formula Amount after giving effect to such Equipment Formula Amount Reload does not exceed $5,000,000, (iii) no Default or Event of Default has occurred and is continuing, (iv) the amount of such Equipment Formula Amount Reload does not exceed 80% of US Borrower’s invoiced cost of the new Eligible Equipment, (v) following such Equipment Formula Amount Reload, the Equipment Formula Amount shall decrease on a monthly basis by 1/96th of the resulting Equipment Formula Amount following such Equipment Formula Amount Reload, and (vi) after the Equipment Formula Amount Reload, Agent in its discretion may reduce the Equipment Formula Amount based on the results of annual appraisals of US Borrower’s equipment conducted pursuant to Section 10.1.1(b).

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equivalent Amount: on any date, the amount of Dollars into which an amount of Euros or Swiss Francs, as applicable, may be converted on the amount of Euros or Swiss Francs, as applicable, into which an amount of Dollars may be converted, in either case, at (i) in the case of Swiss Borrower, Agent’s spot buying rate in Geneva, Switzerland as at approximately 12:00 noon (Geneva, Switzerland time) on such date, and (ii) in the case of US Borrower, Agent’s spot buying rate in Pasadena, California as at approximately 12:00 noon (Pasadena, California time).

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization under Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Euros: lawful money of the European Union.

Event of Default: as defined in Section 11.

Excess Availability: Availability net of any payables unpaid for more than 60 days after the original invoice date and book overdrafts.

Excluded Accounts: Deposit Accounts maintained by the Obligors (i) that are exclusively used for payroll, payroll taxes, employee benefits or are held in trust for employees or (ii) which contain no more than $50,000 in any such Deposit Account at any time and no more than $500,000 in the aggregate in all such Deposit Accounts under this clause (ii).

Excluded Collateral: (a) building fixtures (as opposed to trade fixtures) located on premises leased by any Obligor to the extent the pledge thereof or grant of a security interest therein is (i) validly prohibited by the lease governing such premises and (ii) would result in the forfeiture of any Obligor’s right, title or interest thereunder under Applicable Law, provided, however, that at such time as any such grant of a security interest in any such fixtures shall not result in a forfeiture under Applicable Law, such fixtures shall (without any further act or delivery by any Person) constitute Collateral hereunder; (b) in the case of the Swiss Borrower, types of Property for which security interest grants and pledges may not be validly granted as a matter of Swiss law; (c) any Investment Property or General Intangibles or assets governed thereby (including any license, contract, permit, lease or franchise to the extent deemed a General Intangible), now or hereafter held or owned by any Grantor (which in no event shall include any assets that are included in the computation of the Borrowing Base), to the extent, in each case, that (i) a security interest may not be granted by a Grantor in such Investment Property or General Intangibles as a matter of law or (i) a security interest may not be granted under the express terms of the governing documents applicable to such General Intangible or Investment Property, without the consent of one or more applicable parties thereto; (d) equipment acquired after the Closing Date pursuant to Capital Leases to the extent that the agreements with respect thereto prohibit the inclusion of such equipment as Collateral; and (e) any intent-to-use trademark application to the extent and for so long as creation by a Obligor of a security interest therein would result in the abandonment, invalidation or unenforceability thereof, provided, however, that Excluded Collateral shall not include any proceeds, substitutions or replacements of any Excluded Collateral referred to in this clause (e) (unless such proceeds, substitutions or replacements would constitute Excluded Collateral referred to in this clause (e)).

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; and (b) in the case of a Foreign Lender, any withholding tax attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax.

Exempt Lender: a Lender which is able at the date of this Agreement under the domestic law of Switzerland to receive payments from a Borrower free from any withholding tax (including, where applicable, special tax-at-source) imposed by that jurisdiction.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and reasonable travel expenses.

Fee Letter: the fee letter agreement between Agent and Borrowers.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA to (b) Fixed Charges.

Fixed Charges: the sum of Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans and those made with casualty insurance proceeds received and spent to replace destroyed or damaged equipment during the measurement period in an aggregate amount not to exceed $5,000,000 during any measurement period), cash taxes paid, interest expense (other than payment-in-kind), principal payments made on Borrowed Money (other than repayments of the Revolving Loans, revolving working capital facilities permitted under Section 10.2.1(i) or intercompany loans permitted under Section 10.2.7(d), mandatory prepayments of Term Loans made pursuant to the terms of this Agreement, payments made on Debt permitted by clause (b) or (d) of Section 10.2.1 in connection with the issuance of Refinancing Debt (to the extent made with the proceeds of such Refinancing Debt), mandatory prepayments required under the terms of the definitive documentation relating to the Proposed IP Financing, payments of Term Loans to the extent such payments are made with proceeds of the Disclosed Sale or the Proposed IP Financing or Refinancing Debt and payment of the Promissory Note in the amount of $6,600,000 dated February 22, 2005 made by DashAmerica payable to Pearl Izumi, Inc. if such note is paid in full with the proceeds of the Disclosed Sale), and Distributions made.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Assets Formula Amount: the lesser of (a) $12,000,000 or (b) the sum of (i) 85% of Eligible Accounts of Swiss Borrower (provided, however, that such percentage shall be reduced by 1.0% for each whole percentage point (or portion thereof) that the Dilution Percent exceeds 5%) and (ii) the lesser of (A) 70% of the Value of Eligible Inventory of Swiss Borrower; or (iii) 85% of the NOLV Percentage of the Value of Eligible Inventory of Swiss Borrower.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

Full Payment: with respect to any Obligations, (a) the full cash payment of the Obligations (other than indemnity claims that are unasserted and not reasonably likely to be asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or contingent in nature (other than indemnity claims that are unasserted and not reasonably likely to be asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: DashAmerica and each other Person who executes a Guaranty.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent in form and substance satisfactory to Agent.

Guidelines: the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt “Obligationen” vom April 1999 der Eidg. Steuerverwaltung) and S-02.128 in relation to syndicated credit facilities of January 2000 as issued by the Swiss Federal Tax Administration (Merkblatt “Steuerliche Behandlung von Konsortialkrediten, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000 der Eidg. Steuerverwaltung).

Hazardous Material(s): any material or substance including any chemical, compound, solid, gas, liquid, or product, that, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous (including without limitation asbestos, PCB’s or lead in any form or condition) and which is now or hereafter regulated under any Environmental Law, or which contains mold or petroleum (including crude oil or any fraction thereof), gasoline, diesel fuel or another petroleum hydrocarbon product.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

HSBC Agreements: Third Amended and Restated Merchant Agreement dated as of January 17, 2005 between HSBC Bank Nevada, National Association (formerly known as Household Bank (SB), N.A.) and US Borrower, as amended from time to time prior to the date of this Agreement including by the Second Amendment to Third Amended and Restated Merchant Agreement dated December 17, 2007.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the lesser of

(a) $50,000,000; or

(b)(i) the lesser of (A) 70% of the Value of Eligible Inventory or (B) 85% of the NOLV Percentage of the Value of Eligible Inventory, plus (ii) the lesser of (A) $7,000,000 or (B) 70% of the Value of Eligible In-Transit Inventory.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IP Limitations: as set forth in Section 7.8.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LandAmerica Acquisition: the consummation of both the Asset Purchase Agreement by and among Nautilus, Inc., and Land America Health & Fitness Co., Ltd., Michael C. Bruno, Yang Lin Qing dated October 17, 2007, and the Asset Purchase Agreement by and among Nautilus, Inc,. and Treuriver Investments Limited, Michael C. Bruno, Yang Lin Qing dated October 17, 2007; provided that the Obligors shall not make payments to the sellers under such Asset Purchase Agreements or to any other Person in connection with the LandAmerica Acquisition in excess of $49,500,000 in the aggregate, the timing of which payments shall be limited as follows: (a) during the period between the Closing Date and the closing of the Disclosed Sale, such payments shall not exceed $5,000,000 (which amount shall be paid from the escrow account set up in connection with the LandAmerica Acquisition or from the proceeds of such escrow account, provided that in the event the proceeds of the escrow account have been commingled with other assets of Borrowers and their Subsidiaries, such payment shall only be permitted if no Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment Borrowers have Excess Availability not less than $15,000,000), (b) upon the closing of the Disclosed Sale, an additional $22,000,000 payment may be made, and (c) on or after October 1, 2008, an additional $22,500,000 payment may be made if (i) the Borrowers have obtained the Proposed IP Financing, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) after giving effect to the payment set forth in this clause (c) Borrowers have Excess Availability not less than $15,000,000.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit (subject to automatic renewal provisions to the extent approved by the Issuing Bank at the time of issue), (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 10 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower, and shall include the standby letters of credit issued by Bank of America for the benefit of US Borrower and outstanding on the Closing Date.

Letter of Credit Subline: $25,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans or LIBOR Term Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business (other than software licenses and other similar licenses used in the Ordinary Course of Borrower’s business that are not necessary or appropriate for realization on any material portion of the Collateral).

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to relinquish possession of the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan or Term Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of US Borrower, individually, of Swiss Borrower, individually (but taking into account rights of contribution), or of the Borrowers and their Subsidiaries taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon a material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that relates to disposition of or affects the ability of Agent to realize upon (or otherwise exercise remedies with respect to) a material portion of the Collateral; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $5,000,000 or more.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Borrower, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Notes: each Revolver Note, Term Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower or Guarantor.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: the Fee Letter and each Note; LC Document; Lien Waiver; Real Estate Related Document; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter executed and delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patent Security Agreement: each patent collateral assignment agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its owned patents, as security for the Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition by any Obligor in a transaction that satisfies each of the following requirements: (a) such Acquisition is not a hostile acquisition or contested by the company to be acquired; (b) the business acquired in connection with such Acquisition is not primarily engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar or incidental thereto; (c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent Agent and the Lenders have been notified in writing by the Obligors that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom; (d) as soon as available, but not less than fifteen days prior to such Acquisition, the Borrowers have provided the Lenders (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by Agent including pro forma financial statements, statements of cash flow, and Availability projections; (e) the aggregate purchase price (whether in cash, notes or any other form of non-equity consideration) of all Acquisitions made during the term of this Agreement shall not exceed $5,000,000; (f) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Borrower and, in accordance with Section 10.1.9, an Obligor pursuant to the terms of this Agreement; (g) if such Acquisition is an acquisition of assets, the Acquisition is structured so that an Obligor (or a newly organized Subsidiary that becomes an Obligor) shall acquire such assets; (h) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U; (i) no Obligor shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect; (j) in connection with an Acquisition of the Equity Interests of any Person, all Liens (other than Permitted Liens which were not created in contemplation of such Acquisition) on property of such Person shall be terminated unless Agent in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens (other than Permitted Liens which were not created in contemplation of such Acquisition) on such assets shall be terminated; (k) there are no Term Loans outstanding on the date of consummation of any such Acquisition; and (l) both before and after giving effect to any such Acquisition, Borrowers maintain Excess Availability not less than $15,000,000. In no event will assets acquired pursuant to a Permitted Acquisition constitute Eligible Accounts, Eligible Inventory or Eligible Equipment prior to completion of a field examination and other due diligence acceptable to Agent in its discretion.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are deposited into the Dominion Account, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $3,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) the Disclosed Sale; (f) to the extent constituting an Asset Disposition, investments not prohibited under Section 10.2 hereof; (g) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrowers and their Subsidiaries and which could not reasonably be expected to have a Material Adverse Effect, (h) sales or dispositions of cash and Cash Equivalents in the Ordinary Course of Business; (i) abandonment of Intellectual Property of the Borrowers and their Subsidiaries that is immaterial, unnecessary or no longer used in the Ordinary Course of Business, the abandonment of which Intellectual Property could not reasonably be expected to have a Material Adverse Effect; (j) transfers of assets to US Borrower, or from non-Obligors to non-Obligors or to Obligors; (k) Dispositions of Accounts not constituting Eligible Accounts in the Ordinary Course of Business in connection with the collection or compromise thereof; (l) sale or Disposition of US Borrower’s real Property located at 12032 Highway 155N, Tyler, Texas for Net Proceeds not less than $1,700,000 (which Net Proceeds shall reduce the Real Estate Formula Amount as set forth in the definition of such term); and (m) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with Permitted Asset Dispositions if such obligations could not reasonably be expected to have a Material Adverse Effect; (f) arising under the Loan Documents; (g) guarantees by Obligors of another Obligor’s Debt or other obligations incurred in the Ordinary Course of Business in each case to the extent that such Debt or other obligations are permitted hereunder and if such guarantees could not reasonably be expected to have a Material Adverse Effect; or (h) in an aggregate amount of $5,000,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $5,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment and Term Loan by the aggregate amount of all Revolver Commitments and Term Loans; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Proposed IP Financing: Debt in an aggregate amount of at least $30,000,000 (or such lesser amount as may be acceptable to Agent in its discretion) to a third party that is secured by a first priority Lien on US Borrower’s Intellectual Property.

Protected Party: the Agent, any Lender or any Issuing Bank which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under the Loan Documents.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 20 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualifying Bank: a bank or financial institution that is qualified as bank and subject to the banking regulations as in force from time to time in the jurisdiction in which that entity is incorporated and effectively conducts banking activities with its own infrastructure and staff as principal business purpose in such jurisdiction.

Qualifying Beneficiary: the Agent, any Lender or any Issuing Bank which is beneficially entitled to interest payable to that Lender in respect of an advance under the Loan Documents and is an Exempt Lender or a Treaty Lender.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Real Estate Formula Amount: as of any date of determination, (a) on the Closing Date, $5,100,000 (b) thereafter, $5,100,000 minus $53,125.00 for each full calendar month elapsed since December 31, 2007; provided that the Real Estate Formula Amount shall be reduced by an amount equal to 100% the Net Proceeds of any disposition of part or all of the US Borrower’s Real Estate described on Schedule 1.1(c) hereto and in the event that the US Borrower’s Real Estate located in Tyler Texas is sold or otherwise Disposed of and the US Borrower receives Net Proceeds of such sale in an amount less than $2,100,000, the Real Estate Formula Amount shall be automatically reduced on the date of consummation of such sale by an amount equal to the difference between $2,100,000 and the Net Proceeds of such sale.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (or, in the case of refinancings of Subordinated Debt, the principal amount of the Subordinated Debt that was outstanding at the time that the subordination agreement relating to such Debt was entered into with Agent, provided that a subordination agreement in form and substance satisfactory to Agent is entered into between Agent and the replacement subordinated lender); (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) it has an interest rate acceptable to Agent; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced (or in a manner otherwise acceptable to Agent); (e) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (f) no additional Lien is granted to secure it; (g) no additional Person is obligated on such Debt; and (h) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b) or (d).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate, provided that Borrowers are required to use commercially reasonable efforts to obtain the documents in this clause (b) from third parties; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) a Phase I environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such certificates, studies or data as Agent may reasonably require in connection with or as a result of such Phase I, which shall all be in form and substance satisfactory to Required Lenders; and (g) such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver; provided that with respect to the US Borrower’s location in Louisville, Colorado, no Rent and Charges Reserve is in effect as of the Closing Date and none will be implemented prior to April 1, 2008 if US Borrower has at all time during that period prepaid rent in an amount remaining of not less than two months’ rent.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments and Term Loans in excess of 50% of the aggregate Revolver Commitments and Term Loans; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) the LandAmerica Acquisition; (e) the endorsement of instruments for collection or deposit in the Ordinary Course of Business; (f) loans and advances by an Obligor or its Subsidiaries to employees of such Obligor or Subsidiary for reasonable and necessary relocation expenses of such employees or for reasonable and necessary work-related travel or other expenses incurred by such employees in connection with their work for such Obligor or Subsidiary in an aggregate amount not to exceed $2,000,000 outstanding at any time; (g) stock or obligations issued to any Obligor or its Subsidiaries by any Person (or the representative of such Person) in respect of Debt or other trade obligations of such Person owing to such Obligor or Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition, readjustment or settlement of the debts of such Person or in respect of a settlement of a dispute with such Person, provided, that the original of any such stock or instrument evidencing such obligations owing to an Obligor shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Obligor as Agent may request; (h) the Investments in existence on the Closing Date set forth on Schedule 10.2.5; (i) securities, instruments or other investments that an Obligor or its Subsidiaries may acquire in connection with Permitted Asset Disposition, provided that the original of any such securities or instruments owned by an Obligor evidencing such investments shall be promptly delivered to Agent, upon Agent’s request, together with such stock power or endorsement by such Obligor as Agent may request; (j) guarantees of Indebtedness or ordinary course obligations to the extent permitted under Section 10.2.1; (k) Permitted Acquisitions; (l) Hedging Agreements entered into in the Ordinary Course of Business for non speculative purposes; (m) earnest money deposits required in connection with Permitted Acquisitions; (o) the creation of new Subsidiaries subject to the provisions of Section 10.1.9 hereof; (p) Investments not otherwise permitted hereunder not to exceed $5,000,000 at any one time, provided that (i) no Default or Event of Default has occurred at the time of such Investments or would result therefrom, (ii) the Term Loans have been repaid, and (iii) Borrowers have Excess Availability not less than $15,000,000 after giving effect to such Investments; and (q) other Investments consented to by the Required Lenders.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders. Following the Closing Date, the Revolver Commitments shall be automatically increased on the date of any repayment of any portion of the Term Loans to include the amount of such repayment; provided that (i) unless the aggregate Revolver Commitments have been increased pursuant to Section 2.1.7, the Revolver Commitments shall not exceed $100,000,000, and (ii) in the event the Revolver Commitments have been increased pursuant to Section 2.1.7, the Revolver Commitments shall not exceed at any time $125,000,000.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: January 16, 2013.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents: the Copyright Security Agreements, Guaranties, Mortgages, Stock Pledge Agreement, Patent Security Agreements, Trademark Security Agreements, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities to the extent reasonably likely to become liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities to the extent reasonably likely to become liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets on a going concern basis within a reasonable time, either through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Stock Pledge Agreement: a stock pledge agreement in form and substance satisfactory to Agent, pursuant to which US Borrower pledges to Agent for the benefit of Lenders 100% of its Equity Interests in its Subsidiaries that are organized under the laws of the United States or a State thereof, and 65% of its Equity Interests in its Foreign Subsidiaries.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Swiss Obligor: any Obligor incorporated in Switzerland.

Swiss Withholding Tax: any withholding tax in accordance with the Swiss Federal Law on Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer).

Tax Credit: a credit against, relief or remission for, or repayment of any Tax and includes a full or partial refund of any Tax for or on account of any Tax Deduction made.

Tax Deduction: a deduction or withholding for or on account of Tax from a payment under the Loan Documents.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan : a loan made pursuant to Section 2.2, the availability of which Loan shall be based on the appraised value of Intellectual Property owned by US Borrower on the Closing Date.

Term Loan Commitment: for any Lender, the obligation of such Lender to make a Term Loan hereunder, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

Term Loan Maturity Date: the earliest to occur of (a) March 31, 2008, (b) the date of consummation of the Disclosed Sale, or (c) the closing date of the Proposed IP Financing.

Term Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit B, which shall be in the amount of such Lender’s Term Loan Commitment and shall evidence the Term Loan made by such Lender.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its owned trademarks, as security for the Obligations.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Treaty: a double taxation agreement.

Treaty Lender: a Lender which (i) is entitled to receive payment under the Loan Documents either without a Tax Deduction pursuant to a Treaty (subject to the completion of any necessary procedural formalities), or if a Tax Deduction has to be made in respect of such a payment, is entitled to a Tax Credit in respect thereof pursuant to the Treaty; (ii) is treated as a resident of a Treaty State for the purposes of the Treaty; and (iii) does not carry on a business in Switzerland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

Treaty State: a jurisdiction having a double taxation agreement with Switzerland which makes provision either for full exemption from tax on payments under this Agreement (including tax-at-source) imposed by Switzerland or, if a Tax Deduction has to be made in respect of such a payment, entitlement to a Tax Credit in respect thereof pursuant to the Treaty.

Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs, (ii) Excess Availability is less than $15,000,000 for three consecutive Business Days or (iii) Excess Availability is less than $12,500,000 at any time; and (b) continuing until the day on which the Borrowers have maintained Excess Availability in excess of $20,000,000 for a period of 90 consecutive days.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower or to another Subsidiary of such Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Voting Stock: with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change; provided that in the event of a change in GAAP that would affect the calculation of covenants contained in Section 10.3, Agent will in its discretion consider (but Agent shall have no obligation to adopt) written requests from US Borrower to conform calculation of the covenants in Section 10.3 to the corresponding change in GAAP.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day in Pasadena, California; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.

2.1.4 Voluntary Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 Business Days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Concurrently with any termination of the Revolver Commitments, for whatever reason (including an Event of Default), Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to (i) if the termination occurs during the first Loan Year, 1.0% of the Revolver Commitments being terminated; (ii) if it occurs during the second Loan Year, 0.5% of the Revolver Commitments being terminated; and (iii) if it occurs thereafter, 0.0% of the Revolver Commitments being terminated. No termination charge shall be payable if termination occurs on the Revolver Termination Date or in connection with a refinancing of this credit facility by Bank of America or any of its Affiliates.

2.1.5 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an

Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6.2 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $12,500,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7 Increases in Revolver Commitments. Notwithstanding anything to the contrary contained in this Agreement:

(a) Provided there exists no Default or Event of Default, upon notice to Agent (which shall promptly notify the Lenders), Borrowers may request an increase in the Revolver Commitments to an amount not more than $125,000,000 in the aggregate. At the time of sending such notice, Borrowers (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify Agent within such time period whether or not it agrees to increase its Commitment with respect to Loans and Letters of Credit and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase such Commitment. Agent shall notify Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of the requested increase, Agent may or Borrowers may, with the prior consent of Agent, invite additional lending institutions that constitute Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and its counsel.

(b) If the Revolver Commitments are increased in accordance with this Section 2.1.7, Agent and Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, Borrowers shall (i) pay to Agent (A) for the account of the Lenders that are increasing their Commitments, a closing fee, which closing fee shall be computed on the increase in aggregate Commitments and shall be at least as many basis points as the closing fee payable to Agent for the account of the Lenders in connection with the closing of this Agreement, and (B) for Agent’s own account the fees and reasonable expenses of Agent incurred in connection with such increase; and (ii) deliver to Agent a certificate of each Obligor dated as of the Increase Effective Date signed by a Senior Officer or otherwise acceptable officer of such Obligor (A) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (B) in the case of Borrowers, certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (II) no Default or Event of Default exists.

2.2 Term Loan Commitment.

2.2.1 Term Loans. Each Lender agrees, severally on a Pro Rata basis up to its Term Loan Commitment, on the terms set forth herein, to make a Term Loan to Borrowers. The Term Loans shall be funded by Lenders on the Closing Date. The Term Loan Commitment of each Lender shall expire upon the funding by Lenders of the Term Loans. Once repaid, whether such repayment is voluntary or required, Term Loans may not be reborrowed.

2.2.2 Term Notes. The Term Loan made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Term Note to such Lender.

2.3 Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6.2 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 10 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6.2 are satisfied).

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date; no six month Interest Period may be established for a LIBOR Term Loan; and no Interest Period for a LIBOR Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on Term Loans.

3.1.4 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.25% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other reasonable fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.8 Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.9 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.10 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.11 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 3.4 or 3.9 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, obtains actual knowledge or notice of the event giving rise to such Lender’s or Issuing Bank’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.12 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.13 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) In determining whether to make Revolver Loans as Swingline Loans or to require funding by each Lender on the date of such Revolver Loans, Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $15,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.2 Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf, except to the extent that such loss is as a result of gross negligence or willful misconduct of Agent or such Lender.

4.3 Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.4 Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans and all LIBOR Term Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Borrowings shall be allocated among Lenders on a Pro Rata basis. No more than eight (8) Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $2,500,000, or an increment of $1,000,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.5 Borrower Agent. Each Borrower hereby designates US Borrower (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.6 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.7 Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable (other than indemnity claims that are unasserted and not reasonably likely to be asserted), and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents, in each case until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans (without commitment reduction). Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3 Repayment of Term Loans.

5.3.1 Payment of Principal. The principal amount of the Term Loans shall be repaid on the first Business Day of each month in consecutive monthly installments of $513,889, commencing on February 1, 2008 and continuing until the Term Loan Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loans shall be due and payable in full. Each installment shall be paid to Agent for the Pro Rata benefit of Term Loan Lenders. Once repaid, whether such repayment is voluntary or required, Term Loans may not be reborrowed.

5.3.2 Mandatory Prepayments.

(a) Concurrently with any issuance of Equity Interests (other than equity received in connection with the LandAmerica Acquisition) by a Borrower, Borrowers shall prepay Term Loans in an amount equal to the net proceeds of such issuance; and

(b) On the Commitment Termination Date, Borrowers shall prepay all Term Loans (unless sooner repaid hereunder).

5.3.3 Optional Prepayments. Borrowers may, at their option from time to time, prepay the Term Loans, which prepayment must be at least $2,000,000, plus any increment of $1,000,000 in excess thereof. Borrowers shall give written notice to Agent of an intended prepayment of Term Loans, which notice shall specify the amount of the prepayment, shall be given at least 10 Business Days prior to such repayment.

5.3.4 Interest; Application of Prepayments. Each prepayment of Term Loans shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9, and shall be applied to principal in inverse order of maturity.

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Post-Default Allocation of Payments.

5.6.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all Obligations constituting costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank on LC Obligations;

(d) fourth, to all Obligations constituting fees then due and payable (excluding amounts relating to Bank Products);

(e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f) sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g) seventh, to all other Obligations, other than Bank Product Debt; and

(h) last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt relating to Cash Management Services provided by a Lender (or its Affiliates) other than Bank of America shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments. The ledger balance in the main Dominion Account of US Borrower as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. As long as no Default or Event of Default exists, Borrower Agent may direct the application of payments received by Agent to the Obligations; provided, however, that Agent shall retain the right to apply and reapply such payments against Obligations then due and owing or in a manner as Agent deems reasonably advisable, notwithstanding any entry by Agent in its records.

5.8 Loan Account; Account Stated.

5.8.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein absent manifest error. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 45 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes.

(a) Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Obligor shall make such deductions; and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

(b) If a Tax Deduction is required by law to be made by a Borrower in respect of any interest payable by it under this Agreement and if the clause above is unenforceable for any reason in respect of such Borrower the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have been applied to that interest payment (as provided for in the absence of this clause), (ii) divided by one (1) minus the minimum permissible rate at which the relevant Tax Deduction is required to be made in view of domestic tax law or applicable Treaties (where the rate at which the relevant Tax Deduction is required to be made is, for this purpose, expressed as a fraction of one (1)).

(c) A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorization to make that payment without a Tax Deduction. An Obligor is not required to make an increased payment in respect of tax imposed in Switzerland from a payment of interest on a Loan, if on the date on which the payment falls due:

(i) the payment could have been made to the Agent, the relevant Lender or the Issuing Bank, as the case might be, without a Tax Deduction if it was a Qualifying Beneficiary, but on that date that Lender is not or has ceased to be a Qualifying Beneficiary other than as a result of any change after the date it became a lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii) the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without Tax Deduction had that Lender complied with its obligation to co-operate in completing any procedural formalities necessary to obtain authorization to make that payment without a Tax Deduction.

5.9.2 Payment. Borrowers shall indemnify, hold harmless and reimburse Agent, Lenders and Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, any Lender or Issuing Bank with respect to any Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender or Issuing Bank (with a copy to Agent), or by Agent, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment satisfactory to Agent; provided, however that if a Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Applicable Agent Lender, or Issuing Bank, as the case may be, will use reasonable efforts at Borrowers’ cost to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of the Applicable Agent, Lender, or Issuing Bank, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to the Applicable Agent, Lender, or Issuing Bank. If the Applicable Agent, Lender, or Issuing Bank determines that it has received a refund, credit, or other reduction of taxes in respect of any Taxes paid by Borrower pursuant to this Section 5.9.2, such Person shall within 30 days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to the Borrower (but only to the extent of Taxes paid by Borrower pursuant to this Section 5.9.2), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).

5.10 Foreign Lenders.

5.10.1 Exemption. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and Borrower Agent, at the time or times prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent as will enable Agent and Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.10.2 Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, a Foreign Lender shall deliver to Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied or waived by Agent in its discretion:

(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations reasonably necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage; provided that no surveys shall be required with respect to the properties located in Virginia that are subject to Mortgages on the Closing Date.

(d) Agent shall have received duly executed agreements establishing Agent’s control over, and springing dominion with respect to, the Dominion Accounts (and related lockboxes, if any) of Borrowers with US Bank and Wells Fargo Bank, N.A., and shall have received an assignment of deposit accounts acknowledged by UBS with respect to the Dominion Account (and related lockbox, if any) of Swiss Borrower at UBS, each in form and substance reasonably satisfactory to Agent.

(e) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) US Borrower is Solvent, Swiss Borrower is Solvent after taking into account its rights of contribution and the Obligors taken as a whole are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct.

(f) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Agent shall have received a written opinion of Kirkland & Ellis LLP, as well as any local counsel to Borrowers or Agent, in form and substance reasonably satisfactory to Agent.

(h) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization (if applicable). Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization (if applicable) and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(j) Agent shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Agent. No Material Adverse Effect shall have occurred since August 31, 2007.

(k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(l) Agent shall have received a Borrowing Base Certificate prepared as of December 31, 2007 and a roll-forward of gross balances comprising the Borrowing Base in form and substance satisfactory to Agent prepared as of the end of the most recently ended-week prior to the Closing Date. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, Availability shall be at least $8,000,000.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it reasonably deems appropriate in connection therewith.

6.3 Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all assets of such Borrower, including, without limitation, all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Payment Intangibles, Software and Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything herein to the contrary, the term “Collateral” shall not include Excluded Collateral unless the provision in the applicable license, contract or agreement to which such Obligor is a party as of the date hereof expressly prohibiting the grant of a security interest in such Excluded Collateral (other than property described in clause (e) of the definition of “Excluded Collateral”) (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Obligor in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, US Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account (other than Excluded Accounts) of US Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. During any Trigger Period, US Borrower authorizes and directs each bank or other depository to deliver to Agent, on a daily basis, all balances in each Deposit Account (other than Excluded Accounts) maintained by US Borrower with such depository for application to the Obligations then outstanding pursuant to Section 5.6.1 or 5.7, as applicable. US Borrower irrevocably appoints Agent as US Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect pursuant to Section 5.6.1 or 5.7, as applicable, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3 Real Estate Collateral.

7.3.1 Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Borrowers, including the Real Estate located at (i) 808 Valley View Road, Elk Creek, Virginia, (ii) 709/710/711 Powerhouse Road, Independence, Virginia, (iii) 311 West Main Street, Independence, Virginia, (iv) 607 West Main Street, Independence, Virginia and (v) 12032 Highway 155N, Tyler, Texas. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate hereafter, Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien (subject to Permitted Liens) in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2 Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Borrower hereby transfers and assigns to Agent, for the benefit of Secured Parties, all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2 Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights, in each case to the extent that the aggregate amount of such Collateral (along with all other Collateral of any type described above) exceeds $250,000, and, upon Agent’s request, shall promptly take such actions as Agent deems reasonably appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral in an aggregate amount exceeding $250,000 is in the possession of a third party (and not otherwise subject to a Lien Waiver), at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6 Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems reasonably appropriate under Applicable Law to evidence or perfect its Lien on any Collateral (subject to the IP Limitation in the proviso of clause (c) of Section 7.8), or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7 Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall be limited to 65% of the voting stock of any Foreign Subsidiary.

7.8 Perfection of Intellectual Property. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Lien on Intellectual Property Collateral granted in Section 7.1 shall constitute a perfected security interest in and Lien upon such Intellectual Property, subject to no

Liens other than Permitted Liens, only if and to the extent such perfection may be achieved by (a) filing UCC financing statements in the applicable jurisdiction, (b) recording the Copyright Security Agreement, Trademark Security Agreement, and Patent Security Agreement in the U.S. Patent and Trademark Office and the U.S. Copyright Office (as applicable), provided that subsequent filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office may be necessary to perfect any security interest in any Intellectual Property Collateral acquired by any Obligor after the date hereof; and (c) the taking of actions outside the United States that are required in order to perfect the Lien on Intellectual Property Collateral that is protected under non-U.S. law, provided, however, that unless reasonably requested by the Agent, no Obligor shall have any obligation to record or file, or take any other actions, to create a perfected Lien on or security interest in any non-U.S. Intellectual Property Collateral, and even if so requested by the Agent, the Obligors shall only be obligated to do so to the extent that any such Intellectual Property Collateral can be perfected under applicable laws and regulations (the foregoing clause (a), (b) and (c) collectively, the “IP Limitations”).

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the 15th day of each month, Borrowers and DashAmerica shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that (i) during the continuance of any Trigger Period, or (ii) at the option of Borrowers, Borrowers and DashAmerica shall deliver the required Borrowing Base Certificates on a weekly basis no later than the fourth Business Day of each week, prepared as of the close of business of the previous week; provided further that in the event that Borrowers exercise their option to deliver weekly Borrowing Base Certificates set forth in clause (ii) above, Borrowers and DashAmerica shall continue to deliver weekly Borrowing Base Certificates thereafter for a period not shorter than 6 weeks and shall provide Agent with two weeks’ prior written notice thereafter if Borrowers desire to return to monthly delivery of Borrowing Base Certificates (if such reporting is otherwise permitted pursuant to the terms of this Section). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and DashAmerica and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution (without duplication of dilution reserves), quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. Notwithstanding the foregoing, Agent will not use a single basis for adjustment to both establish new Availability Reserves and to reduce advance rates.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Borrower and DashAmerica shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent on or before the 15th day of each month (i) sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent and (ii) a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request; provided that during the continuance of any Trigger Period Borrowers and DashAmerica shall deliver the required reporting relating to Accounts on a weekly basis no later than the fourth Business Day of each week. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower or DashAmerica has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower or DashAmerica includes a charge for any Taxes, to the extent such Borrower or DashAmerica has not already done so, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower or DashAmerica and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or DashAmerica or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent, any Borrower or DashAmerica, to verify the validity, amount or any other matter relating to any Accounts of Borrowers and DashAmerica by mail, telephone or otherwise. Borrowers and DashAmerica shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account. Borrowers and DashAmerica shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. US Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Collections on Swiss Borrower’s Accounts will be deposited into a deposit account in Switzerland over which Agent has been granted a Lien pursuant to an assignment agreement in form and substance satisfactory to Agent and acknowledged by Swiss Borrower’s depository bank maintaining such Swiss Dominion Account. During any Trigger Period Agent will have the authority to direct collections received in the Swiss Borrower’s Dominion Account to US Borrower’s main Dominion Account.

8.2.5 Proceeds of Collateral. Borrowers and DashAmerica shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day, in the case of US Borrower or any Subsidiary (other than a Foreign Subsidiary)) deposit same into, (i) in the case of proceeds of Collateral of Swiss Borrower, the Dominion Account of Swiss Borrower, (ii) in the case of proceeds of Collateral of US Borrower, the US Borrower’s main Dominion Account at US Bank, and (iii) in the case of proceeds of Collateral of any Guarantor, such Guarantor’s Dominion Account (or, if such Guarantor has no Dominion Account, into the US Borrower’s main Dominion Account at US Bank).

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Borrower and DashAmerica shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on or before the 15th day of each month prepared as of the close of business of the previous month. Each Borrower and DashAmerica shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2 Returns of Inventory. None of Borrowers or DashAmerica shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by a Borrower or DashAmerica for a return is promptly remitted to Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. None of Borrowers or DashAmerica shall acquire or accept any Inventory on consignment or approval, and Borrowers and DashAmerica shall take all steps to assure that all Inventory is produced in accordance in all material respects with Applicable Law, including the FLSA. None of Borrowers or DashAmerica shall sell any Inventory on consignment or approval (other than sales to consumers on approval consistent with Borrowers’ historical practices) or any other basis under which the customer may return or require a Borrower or DashAmerica to repurchase such Inventory. Borrowers and DashAmerica shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located, other than rent payments subject to a good faith dispute disclosed in writing to Agent.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair (ordinary wear and tear excepted), and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, ordinary wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications (ordinary wear and tear excepted). No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.4.4 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. US Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than Excluded Accounts). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.5 General Provisions.

8.5.1 Location of Collateral. All tangible items of Collateral, other than (i) Inventory in transit or (ii) Collateral (A) out for repair or refurbishment or (B) on loan to employees (such as laptop computers and vehicles) in an aggregate amount not to exceed $200,000 at any time on loan, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location within the United States or within The Netherlands, upon 15 Business Days prior written notice to Agent, provided that if no Default or Event of Default has occurred and is continuing Borrowers may establish temporary locations if Collateral is not located at any such location for a period longer than 30 days and no more than $500,000 of Collateral is located at any such location (or $2,500,000 at all such locations) at any time.

8.5.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A+, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies; provided that if no Event of Default has occurred and is continuing Borrowers are not required to deliver reports with respect to claims less than $1,000,000 in aggregate. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent (for deposit by Agent into the Dominion Account). If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards shall be applied to payment of the Revolver Loans (without a reduction in commitments), and then to any other Obligations outstanding, other than Term Loans.

8.5.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.5.4 Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.6 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance as permitted hereunder) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1 Organization and Qualification. Each Borrower and Subsidiary is duly organized and validly existing. As of the Closing Date, US Borrower is in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing (to the extent applicable in jurisdictions outside of the United States) in its jurisdiction of organization and as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. As of the Closing Date, Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests (or, in the case of US Borrower, the holders of 5% or more of its Equity Interests); provided that upon reasonable request by Agent on dates after the Closing Date, Borrowers shall provide updated information with respect to the items required on Schedule 9.1.4. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Borrower or Subsidiary which, if exercised could reasonably be expected to result in a Change of Control.

9.1.5 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Borrower or Subsidiary has been known as or used any corporate names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Borrowers and Subsidiaries are shown on Schedule 8.6.1.

9.1.6 Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

9.1.7 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien or other inchoate Permitted Liens having priority under law), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of such Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8 Financial Statements. The consolidated and consolidating (by business segment in accordance with Borrowers’ internal procedures in effect on the Closing Date or such other internal procedures as may be reasonably acceptable to Agent) balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (other than, in the case of unaudited financial statements, the absence of footnotes and year-end adjustments), and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances known at such time, it being understood that such projections are by their nature prospective and contingent on a wide range of factors and that actual results may vary significantly. Since the later of August 31, 2007 or the date of the most recently delivered annual audited financial statements delivered to Agent, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. US Borrower is Solvent, Swiss Borrower is Solvent after taking into account its rights of contribution and the Obligors taken as a whole are Solvent.

9.1.9 Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10 Taxes. Each Borrower and Subsidiary has filed all federal, state and material local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all federal, state and material local Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable (other than those set forth in the Fee Letter) in connection with any transactions contemplated by the Loan Documents.

9.1.12 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except for conflicts that could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.12 (as the same may be updated in writing by Borrowers from time to time after the Closing Date), no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property; provided that following Full Payment of the Term Loans, Borrowers shall not be required to update the Royalties owed with respect to Intellectual Property except to include any new Royalties or material changes to Royalties owed with respect to trademarks used or useful to the disposition of Borrowers’ Inventory. All Intellectual Property owned or used by any Borrower or Subsidiary that is registered or subject to a pending application for registration, and all material Intellectual Property Licenses of any Borrower or Subsidiary, is shown on Schedule 9.1.12 (as the same may be updated in writing by Borrowers from time to time after the Closing Date).

9.1.13 Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties and all necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except in each case where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14 Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law except for conflicts that could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA in any respect which violations could be reasonably expected to have a Material Adverse Effect or could otherwise affect Agent’s ability to realize on any material portion of Inventory.

9.1.15 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, (i) no Borrower’s or Subsidiary’s past or present operations or its Real Estate (now or previously owned, leased or operated by it) are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material or environmental clean-up; (ii) no Borrower or Subsidiary has received any Environmental Notice which could reasonably be expected to have a Material Adverse Effect; (iii) no Borrower or Subsidiary has any remedial obligation with respect to any Environmental Release, environmental pollution or Hazardous Material on any Real Estate now or previously owned, leased or operated by it; and (iv) Borrowers and Subsidiaries are in material compliance with all Environmental Laws.

9.1.16 Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Borrower or Subsidiary is party or subject to any Restrictive Agreement which prohibits the execution or delivery of any Loan Documents by an Obligor or the performance by an Obligor of any obligations thereunder.

9.1.17 Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority except for defaults that could not reasonably be expected to have a Material Adverse Effect.

9.1.18 No Defaults. No event or circumstance exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money which would result in an Event of Default under Section 11.1(f). There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.19 ERISA. Except as disclosed on Schedule 9.1.19:

(a) Except as could not reasonably be expected to result in a liability of the Obligors in excess of $2,000,000, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a liability of the Obligors in excess of $2,000,000, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except as could not reasonably be expected to result in a liability of the Obligors in excess of $2,000,000, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.20 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, except for terminations, limitations or modifications that could not reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.21 Labor Relations. Except as described on Schedule 9.1.21, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement. As of the Closing Date, there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining and no such grievances, disputes, controversies, strikes, work stoppages or demands have arisen after the Closing Date other than those that could not reasonably be expected to have a Material Adverse Effect.

9.1.22 Payable Practices. No Obligor has made any material change in its accounts payable practices and policies from those in effect on the Closing Date other than those that have been disclosed in writing to Agent and consented to by Agent in writing. No Subsidiary has made any material change in its accounts payable practices and policies from those in effect on the Closing Date other than those that could not reasonably be expected to have a Material Adverse Effect.

9.1.23 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other Applicable Law regarding its authority to incur Debt.

9.1.24 Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock in violation of Regulations T, U or X of the Board of Governors.

9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitments or Obligations are outstanding (other than indemnity claims that are unasserted and not reasonably likely to be asserted), each Borrower shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable advance notice and during normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them; provided that, if no Default or Event of Default has occurred and is continuing, Agent will use commercially reasonable efforts to obtain agreement from its independent appraisers to disclose the results of appraisals to Borrowers, although Borrowers agree that such appraisals are not prepared for Borrower’s benefit and cannot be relied upon by Borrowers.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to four times per Loan Year; and (ii) appraisals of (A) Inventory up to two times per Loan Year and (B) Equipment and Real Estate up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating (by business segment in accordance with Borrowers’ internal procedures in effect on the Closing Date or such other internal procedures as may be reasonably acceptable to Agent) bases for Borrowers and their Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent (it being agreed that, with respect to the consolidated statements required under this clause (a), the furnishing of US Borrower’s annual report on Form 10-K for such Fiscal Year as filed with the SEC will satisfy such requirement);

(b) (i) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating (by business segment in accordance with Borrowers’ internal procedures in effect on the Closing Date or such other internal procedures as may be reasonably acceptable to Agent) bases for Borrowers and their Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as being prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes, and (ii) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating (by business segment in accordance with Borrowers’

internal procedures in effect on the Closing Date or such other internal procedures as may be reasonably acceptable to Agent) bases for Borrowers and their Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as being prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes (it being agreed that, with respect to the consolidated statements required under this clause (b)(ii), the furnishing of US Borrower’s quarterly report on Form 10-Q for such Fiscal Quarter as filed with the SEC will satisfy such requirement);

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) not later than 60 days after to the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(f) at Agent’s reasonable request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business; and

Simultaneously with retaining accountants for their annual audit, Borrowers shall send a letter to the accountants, with a copy to Agent and Lenders, notifying the accountants that one of the purposes for retaining their services and obtaining audited financial statements is for use by Agent and Lenders and authorizing the accountants to communicate with Agent regarding the audited financial statements. Agent is authorized to send such notice if Borrowers fail to do so for any reason.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract or any default under or early termination of the HSBC Agreements; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000 which is not covered by insurance or any judgment in an amount exceeding $5,000,000 whether or not covered by insurance; (f) the assertion of any Intellectual Property Claim which could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Real Estate owned, leased or occupied by an Obligor or receipt of any Environmental Notice, which could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 15 Business Days prior to such opening (other than temporary locations permitted under Section 8.5.1).

10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof, following notice to Agent of such new agreements and Agent’s request for copies thereof, provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, third party processor of Inventory, shipper, bailee or other Person that owns any premises at which any Collateral with a value in excess of $1,000,000 at any one time may be kept or that otherwise may possess or handle any such Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and any necessary Governmental Authorities the extent of, and to make appropriate remedial action with respect to, such Environmental Release, in each case to the extent required under Environmental Laws.

10.1.6 Taxes. Pay and discharge all federal, State and material local Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A+, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $200,000,000, with deductibles satisfactory to Agent.

10.1.8 Licenses. (a) Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other Property of Borrowers and Subsidiaries in full force and effect, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) promptly notify Agent of any proposed modification to any such License that would materially adversely affect Borrowers’ rights therein, or entry into any new License affecting any material portion of the Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers, in each case at least 30 days prior to its effective date; (c) pay all Royalties unless the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) notify Agent of any default or breach asserted by any Person to have occurred under any such License, unless such default or breach could not reasonably be expected to have a Material Adverse Effect,.

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person (other than a Foreign Subsidiary), including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate (subject to the IP Limitations).

10.2 Negative Covenants. As long as any Commitments or Obligations are outstanding (other than indemnity claims that are unasserted and not reasonably likely to be asserted), each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt in amounts and on terms satisfactory to Agent;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Bank Product Debt;

(f) Permitted Contingent Obligations;

(g) Refinancing Debt as long as each Refinancing Condition is satisfied;

(h) the Proposed IP Financing; provided that (i) the Term Loans have been repaid in full (or are repaid in full with the proceeds of such Debt at the time of its closing), (ii) such Debt is obtained within fourteen months after the Closing Date, (iii) such Debt is subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent, (iv) on a pro forma basis, after giving effect to such Debt (and all associated transaction costs) and payments required to be made on or before October 30, 2008 in connection with the LandAmerica Acquisition, Borrowers’ shall have Excess Availability of not less than $15,000,000, and (v) no Default or Event of Default has occurred and is continuing at the time such Debt is incurred;

(i) Debt owed by Foreign Subsidiaries of US Borrower (other than Swiss Borrower) in an aggregate amount not to exceed $35,000,000; provided that such Debt shall not encumber any of the Collateral and no Borrower shall guarantee or otherwise be responsible for repayment of any such Debt;

(j) Debt owed by Swiss Borrower to US Borrower in an aggregate amount not to exceed the sum of the amount of such Debt outstanding on the Closing Date plus (at any time of calculation) the amounts contributed to the Borrowing Base by the Eligible Accounts and Eligible Inventory owned by Swiss Borrower;

(k) Debt of Borrowers or Subsidiaries to an insurance company, the proceeds which are used by such Credit Parties or such Subsidiaries to finance their insurance premiums payable on workers’ compensation insurance policies maintained by such Borrowers or such Subsidiaries, in each case incurred in the Ordinary Course of Business;

(l) Debt incurred in respect of the deferred purchase price for any Permitted Acquisition, provided such Debt does not require the payment in cash of principal (other than in respect of working capital or purchase price adjustments or offsets) prior to the Commitment Termination Date and is the form of Subordinated Debt;

(m) Debt constituting the obligation to make purchase price or working capital adjustments and indemnities in connection with the Permitted Acquisitions;

(n) Debt permitted under Section 10.2.7(e);

(o) Debt of Nautilus (Xiamen) Fitness Co. Ltd. to US Borrower incurred in order for Nautilus (Xiamen) Fitness Co. Ltd. to make the payments permitted under the definition of LandAmerica Acquisition set forth herein;

(p) Debt of Subsidiaries of US Borrower (other than Obligors) to US Borrower in an aggregate amount not to exceed $15,000,000 at any time outstanding, provided that (i) the Term Loans have been repaid in full prior to the incurrence of any such Debt, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom and (iii) Borrowers have Excess Availability of not less than $15,000,000 both before and after giving effect thereto; and

(q) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $10,000,000 in the aggregate at any time.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens on the Collateral in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) carriers,’ warehousemen’s, mechanics,’ materialmen’s, repairmen’s and other like Liens imposed by Applicable Law, (i) that are being Properly Contested, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(f) pledges and deposits of cash by any Obligor or any Subsidiary of any Obligor after the Closing Date in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(g) deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;

(h) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(i) Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Obligor or Subsidiary located on the premises of such Obligor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Obligor or such Subsidiary and the precautionary UCC financing statement filings in respect thereof;

(j) deposits of cash with the owner or lessor of premises leased and operated by the Obligors or their Subsidiaries (exclusive of Affiliates of Borrowers) in the Ordinary Course of Business of such Obligors or such Subsidiaries to secure the performance by Borrowers of their respective obligations under the terms of the lease for such premises;

(k) Liens, pledges and encumbrances with respect to any Real Estate granted to a public utility or any Governmental Authority when required by such utility or Governmental authority in connection with the operation of the business or other ownership or the assets of the Person, which do not (whether by interference in any material respect with the use of such Real Estate or with the ordinary conduct of the business of the Obligors or their Subsidiaries as presently conducted thereon) materially impair the value of the Real Estate which may be subject thereto;

(l) any interest or title of a licensor, sub-licensor, lessor or sublessor under any license or operating or true lease agreement, provided that no such interests could reasonably be expected to have a Material Adverse Effect;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to an Obligor or any of its Subsidiaries;

(n) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(o) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller or goods or buyer of goods, provided that any such Liens are subordinated under law to the Liens in favor of Agent;

(p) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(q) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business or such title defects or survey matters that are disclosed by current surveys and that could not reasonably be expected to have a Material Adverse Effect;

(r) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(s) Liens on US Borrower’s Intellectual Property securing Debt permitted by Section 10.2.1(h);

(t) licenses of Intellectual Property owned by a Borrower and granted to any Person in the Ordinary Course of Business, and any restrictions or conditions on transfer, assignment or renewal customarily imposed in a license to use Intellectual Property;

(u) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default;

(v) pledges and deposits of cash after the Closing Date to secure obligations under appeal bonds or as otherwise required in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(w) Liens in favor of an insurance company to secure Debt of the Borrowers or Subsidiaries permitted under Section 10.2.1(k) hereof to finance their insurance premiums on the workers’ compensation insurance policies maintained by such Borrower or such Subsidiary in the Ordinary Course of Business,

(x) Liens attaching solely to earnest money deposits in connection with any letter of intent or purchase agreement executed in connection with a Permitted Acquisition;

(y) Liens in the nature of rights of set off in favor contractual counterparties in the Ordinary Course of Business to the extent such Liens have been disclosed to Agent in Borrowers’ reports delivered to Agent pursuant to Section 8.2.1;

(z) Liens on assets of Foreign Subsidiaries of US Borrower (other than Swiss Borrower) securing Debt permitted pursuant to Section 10.2.1(i); provided that such Liens shall not encumber any Collateral; and

(aa) existing Liens shown on Schedule 10.2.2.

10.2.3 Capital Expenditures. Make Capital Expenditures in excess of $8,200,000 in the aggregate during the period from January 1, 2008 through September 30, 2008.

10.2.4 Distributions; Upstream Payments. (a) Declare or make any Distributions, except Upstream Payments and Distributions in the form of common stock; provided that US Borrower may pay dividends to its shareholders or repurchase stock from its shareholders, in each case if (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to such dividend, Borrowers’ Fixed Charge Coverage Ratio for the trailing twelve month period most recently ended would be at least 1.0 to 1.0, and (iii) Borrowers’ Excess Availability after giving effect to such dividend is not less than $20,000,000; or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.16.

10.2.5 Restricted Investments. Make any Restricted Investment.

10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans permitted under Section 10.2.1(j), 10.2.1(o) and 10.2.1(p); (e) loans made by Subsidiaries that are not Borrowers to Borrowers or loans by Swiss Borrower to US Borrower; and (f) payables permitted under Section 10.2.17(e).

10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

10.2.9 Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for Permitted Acquisitions or the LandAmerica Acquisition or mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; change its legal name; change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in each case in any manner adverse to the interest of Agent or the Lenders.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions could not reasonably be expected to have a Material Adverse Effect or otherwise affect Obligors’ ability to perform their obligations under the Loan Documents; and (c) customary provisions in leases and other contracts restricting assignment thereof.

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated or permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers and their Subsidiaries permitted hereunder; (e) intercompany payables entered into between Obligors or by non-Obligor Subsidiaries to Obligors in each case in the Ordinary Course of Business, provided that at no time shall intercompany payables outstanding from non-Obligor Subsidiaries to Obligors exceed $25,000,000 in the aggregate; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate (unless such increase is acceptable to Agent); (e) increases or adds any fees or charges (unless such increase or addition is acceptable to Agent); (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the intercreditor agreement or other subordination provisions thereof.

10.3 Financial Covenants. As long as any Commitments or Obligations are outstanding (other than indemnity claims that are unasserted and not reasonably likely to be asserted), Borrowers shall:

10.3.1 Minimum EBITDA. Upon the commencement and during the continuation of a Trigger Period, maintain EBITDA at least equal to the required amount set forth below with respect to each measurement date set forth below for the period from October 1, 2007 to such measurement date:

Measurement Date	Required EBITDA
December 31, 2007	$0
January 31, 2008	$1,500,000
February 28, 2008	$3,000,000
March 31, 2008	$4,000,000
April 30, 2008	$4,000,000
May 31, 2008	$4,500,000
June 30, 2008	$4,500,000
July 31, 2008	$7,400,000
August 31, 2008	$10,400,000
September 30, 2008	$12,900,000
October 31, 2008	$18,900,000
November 30, 2008	$24,900,000

; provided that in the event that a Trigger Period commences in between measurement dates, this covenant shall be measured for the immediately preceding measurement date at the time of commencement of such Trigger Period.

10.3.2 Fixed Charge Coverage Ratio. Commencing with the calendar month ending December 31, 2008, upon the commencement and during the continuation of a Trigger Period, maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 as of the last day of such calendar month for the period of twelve calendar months then ending; provided that in the event that a Trigger Period commences in between measurement dates, this covenant shall be measured for the immediately preceding measurement date at the time of commencement of such Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.6, 8.1, 8.2.4, 8.2.5, 8.5.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or this Agreement, any Guaranty, any Security Document or any other material Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $2,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement necessary to its business which loss, revocation or termination could reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs other than pursuant to a merger with and into another Obligor (provided that the surviving entity shall be a Borrower); US Borrower ceases to be Solvent, Swiss Borrower ceases to be Solvent after taking into account its rights of contribution or the Obligors taken as a whole cease to be Solvent; or ; any material Collateral or Property of an Obligor is taken or impaired through condemnation and such taking or condemnation could reasonably be expected to have a Material Adverse Effect;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k) Except as could not reasonably be expected to result in a liability of the Obligors in excess of $2,000,000, (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan; (ii) an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material Property or any Collateral; or

(m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent (other than indemnity claims that are unasserted and not reasonably likely to be asserted) or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), to the extent that Borrower is permitted to grant such a license, to use any or all Intellectual Property of Borrowers, including Intellectual Property rights in any computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in connection with the advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral; provided that such license shall be effective and exercisable only upon the occurrence of, and during the continuation of, an Event of Default, and provided further that such Borrower shall have the right to exercise reasonable standards of quality control over any goods or products bearing its trademarks, to the extent necessary to maintain and protect the same, including the goodwill associated therewith, and to avoid any risk of invalidation or unenforceability thereof. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2 Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible In-Transit Inventory or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected against any liability to the Lenders with respect to any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Lender by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1 Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Lenders appoint each other Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held by such Lender, to the extent such Liens are perfected by possession. If any Lender obtains possession of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination or appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee

shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10 Replacement of Certain Lenders. If a Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may (and shall use commercially reasonable efforts to, upon reasonable request of the Borrowers), by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11 Remittance of Payments and Collections.

12.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person other than as specifically set forth herein. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance; provided, however, that (i) the total number of creditors (other than Qualifying Banks) of the Swiss Borrower under the Loan Documents shall not at any time exceed the number of ten (10), in each case in accordance with the meaning of the Guidelines and (ii) the total number of creditors (other than Qualifying Banks) to whom the Swiss Borrower has Debt outstanding shall not at any time exceed the number of twenty (20), in each case in accordance with the meaning of the Guidelines, as a result of such assignment or transfer, and provided further that the new Lender is a Treaty Lender. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit D and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date or Term Loan Maturity Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, decrease the Availability Block or the Books and Records Block or increase total Commitments; (vi) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.

14.1.2 Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE EXCEPT TO THE EXTENT SUCH CLAIM IS AS A RESULT OF BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR ITS AGENTS, OFFICERS, DIRECTORS, ATTORNEYS, ADVISORS OR AFFILIATES. Without limiting in any way the foregoing, each Borrower shall fully indemnify and hold harmless the Indemnitees for any breach of any representation, warranty or covenant in this Agreement, including but not limited to those made in Section 9.1.15. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final judgment by a court of competent jurisdiction for which the appeal period has expired to result from the bad faith, gross negligence or willful misconduct of such Indemnitee or its agents, officers, directors, attorneys, advisors or Affiliates.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process, provided that such disclosing party will use commercially reasonable efforts to give Borrowers notice prior to such disclosure to the extent such notice is permitted by Applicable Law; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials. For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by the Obligor or Subsidiary. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14 Consent to Forum; Arbitration.

14.14.1 Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court reasonably deemed necessary or appropriate by Agent or such Lender in its discretion, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.2 Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration. The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At Agent’s option, foreclosure under a Mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.15 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16 Parallel Debt.

14.16.1 Each Obligor irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (bij voorbaat)) to pay to Agent amounts equal to any amounts owing from time to time by that Obligor to any Lender under this Agreement as and when those amounts are due.

14.16.2 Each party hereto acknowledges that the obligations of each Obligor under Section 14.16.1 are several and are separate and independent (eigen zelfstandige verplichting) from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Lender under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Obligor is liable under Section 14.16.1 (its “Parallel Debt”) be limited or affected in any way by the Corresponding Debt provided that:

(a) the Parallel Debt of an Obligor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(b) the Corresponding Debt of an Obligor shall be decreased to the extent its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(c) the amount of the Parallel Debt of an Obligor shall at all times be equal to the amount of its Corresponding Debt.

14.16.3 For the purpose of this Section 14.16, Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Lender, and its claims in respect of a Parallel Debt shall not be held on trust. The security granted to Agent to secure a Parallel Debt is granted to Agent in its capacity as sole creditor of a Parallel Debt and shall not be held on trust.

14.16.4 All monies received or recovered by Agent pursuant to this Section 14.16, and all amounts received or recovered by Agent from or by the enforcement of any security granted to secure a Parallel Debt, shall be applied in accordance with Section 5.7.

14.16.5 Without limiting or affecting the Agent’s rights against an Obligor (whether under this Section 14.16 or under any other provision of this Agreement), each Obligor acknowledges that:

(a) nothing in this Section 14.16 shall impose any obligation on Agent to advance any sum to an Obligor or otherwise under this Agreement, except in its capacity as Lender; and

(b) for the purpose of any vote taken under this Agreement, Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

14.16.6 For the avoidance of doubt, a Parallel Debt will become due and payable (opeisbaar) at the same time a Corresponding Debt becomes due and payable.

14.16.7 Each party hereto confirms that, in accordance with this Section 14.16 a claim of Agent against an Obligor in respect of its Parallel Debt does not constitute common property (een gemeenschap) within the meaning of Section 3:166 of the Dutch Civil Code and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of Agent does constitute such common property and such provisions do apply, the parties hereto agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Section 3:168 of the Dutch Civil Code.

14.17 Limitations - Swiss Borrower. If and to the extent that obligations of any Swiss Obligor under the Loan Documents are for the benefit of its Affiliates (other than its Subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr) or the payment of a (constructive) dividend (Gewinnausschüttung), the following shall apply:

(a) The aggregate obligations of the Swiss Obligor under the Loan Documents shall be limited to the maximum amount (the “Available Amount”) of the Swiss Obligor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671(1) to (3) and 675(2) of the Swiss Code of Obligations at the time these obligations become due; the Available Amount shall include the equity capital surplus (including any unrestricted portion of legal general reserves, restricted reserves which may be converted into free reserves, other free reserves, retained earnings and current net profits) which is freely available (as the case may be after conversion) for distribution to shareholders under Swiss law. The Swiss Obligor shall at the request of the Agent take all measures legally permissible required to ensure that the Available Amount is as high as possible under Swiss law, including by converting restricted reserves into distributable reserves.

(b) In the event that the Swiss Obligor is required to make a payment or otherwise dispose of its assets under the Loan Documents and such payment or disposal is subject to the limitations set out in Section 14.17(a) above, the Swiss Obligor shall immediately:

(i) procure that, within five Business Days, its auditors (A) prepare an interim audited balance sheet, (B) determine the Available Amount based on such interim audited balance sheet and (C) confirm that the Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves; and, immediately thereafter,

(ii) pay to the Agent, or dispose of (or allow a disposal of) assets equal to, the Available Amount (less, if required, the Swiss Withholding Tax as described in Section 14.17(c) below) in accordance with the Loan Documents.

(c) If so required under applicable law (including double tax treaties) at the time it is required to make a payment or dispose of its assets under the Loan Documents, the Swiss Obligor:

(i) may deduct the Swiss Withholding Tax at the rate of 35 per cent (or such other rate as is in force at that time) from any payment or disposal under the Loan Documents; and

(ii) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration; and

(iii) shall notify and provide evidence to the Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.

(d) The Swiss Obligor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained herein, provided that this should not in any way limit any obligations of any other Obligor to indemnify the Secured Parties in respect of the deduction of the Swiss Withholding Tax.

(e) The Swiss Obligor shall use its best efforts to ensure that any person which is, as a result of a payment or disposal under the Loan Documents, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Agent upon receipt any amount so refunded.

(f) The Swiss Obligor shall take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any payment or disposal under the Loan Documents, which may be required as a matter of Swiss mandatory law in force at the time it is required to make a payment or disposal under the Loan Documents in order to allow a prompt payment or disposal.

14.18 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:
NAUTILUS, INC., a Washington corporation

By:
Title:

Address:

Attn:
Telecopy:

NAUTILUS INTERNATIONAL S.A., a Swiss

By:
Title:

Address:

Attn:
Telecopy:

S-1

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:
Title:

Address:

Attn:
Telecopy:

S-2

EXHIBIT A

to

Loan and Security Agreement

REVOLVER NOTE

January ___, 2008	$___________________	Los Angeles, California

NAUTILUS, INC., a Washington corporation, and NAUTILUS INTERNATIONAL S.A., a Swiss private share company (collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of              (“Lender”), the principal sum of              DOLLARS ($            ), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan and Security Agreement dated as of January 16, 2008, among Borrowers, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity (but specifically excluding the defense of payment or performance). Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

A-1

This Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

NAUTILUS, INC.

By
Title:

NAUTILUS INTERNATIONAL S.A.

By
Title:

A-2

EXHIBIT B

to

Loan and Security Agreement

TERM NOTE

January ___, 2008	$___________________	Los Angeles, California

NAUTILUS, INC., a Washington corporation, and NAUTILUS INTERNATIONAL S.A., a Swiss private share company (collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of              (“Lender”), the principal sum of              DOLLARS ($            ), or such lesser amount as may be advanced by Lender as a Term Loan under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan and Security Agreement dated as of January 16, 2008, among Borrowers, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Lender’s Term Loan under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the prepayment of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to the Term Loan, including payments thereon. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity (but specifically excluding the defense of payment or performance). Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

B-1

This Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Term Note is executed as of the date set forth above.

NAUTILUS, INC.

By
Title:

NAUTILUS INTERNATIONAL S.A.

By
Title:

B-2

EXHIBIT C

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of             , 20__, as amended (“Loan Agreement”), among NAUTILUS, INC. and NAUTILUS INTERNATIONAL S.A. (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

                                          (“Assignor”) and                                          (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $             of Assignor’s outstanding Revolver Loans and $             of Assignor’s participations in LC Obligations, (b) the amount of $             of Assignor’s Revolver Commitment (which represents             % of the total Revolver Commitments), and (c) a principal amount of $             of Assignor’s outstanding Term Loan, (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, (i) its Revolver Commitment is $            , the outstanding balance of its Revolver Loans and participations in LC Obligations is $            , and (ii) the outstanding balance of its Term Loan is $            ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of California. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

________________________________

________________________________

________________________________

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

________________________________

________________________________

________________________________

________________________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

________________________________

________________________________

ABA No._________________________

________________________________

Account No.______________________

Reference:________________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

________________________________

________________________________

ABA No._________________________

________________________________

Account No._______________________

Reference:________________________

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of             ,             .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

EXHIBIT D

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan and Security Agreement dated as of             , 20__, as amended (“Loan Agreement”), among NAUTILUS, INC. and NAUTILUS INTERNATIONAL S.A. (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of             , 20             (“Assignment Agreement”), between                                          (“Assignor”) and                                          (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $             of Assignor’s outstanding Revolver Loans and $             of Assignor’s participations in LC Obligations, (b) the amount of $             of Assignor’s Revolver Commitment (which represents             % of the total Revolver Commitments), and (c) a principal amount of $             of Assignor’s outstanding Term Loan (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $             ,and Assignee’s Revolver Commitment to be increased by $            .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

D-1

IN WITNESS WHEREOF, this Assignment Notice is executed as of                     ,              .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

*	No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A., as Agent

By
Title:

D-2

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Term Loan Commitment	Total Commitments

SCHEDULE 8.5

to

Loan and Security Agreement

DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Account Number

SCHEDULE 8.6.1

to

Loan and Security Agreement

BUSINESS LOCATIONS

1.	Borrowers currently have the following business locations, and no others:

Chief Executive Office:

Other Locations:

2.	In the five years preceding the Closing Date, Borrowers have had no office or place of business located in any county other than as set forth above, except:

3.	Each Subsidiary currently has the following business locations, and no others:

Chief Executive Office:

Other Locations:

4.	In the five years preceding the Closing Date, no Subsidiary has had an office or place of business located in any county other than as set forth above, except:

5.	The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

SCHEDULE 9.1.4

to

Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares

2.	The record holders of Equity Interests of each Borrower and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner

3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:

SCHEDULE 9.1.5

to

Loan and Security Agreement

FORMER NAMES AND COMPANIES

1.	Each Borrower’s and Subsidiary’s correct corporate name, as registered with the Secretary of State of its state of incorporation, is shown on Schedule 9.1.4.

2.	In the conduct of their businesses during five years preceding the Closing Date, Borrowers and Subsidiaries have used the following names:

Entity	Fictitious, Trade or Other Name

3.	In the five years preceding the Closing Date, no Borrower or Subsidiary has been the surviving corporation of a merger or combination, except:

4.	In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial part of the assets of any Person, except:

SCHEDULE 9.1.12

to

Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrowers’ and Subsidiaries’ patents:

Patent	Owner	Status in Patent Office	Federal Registration No.	Registration Date

2.	Borrowers’ and Subsidiaries’ trademarks:

Trademark	Owner	Status in Trademark Office	Federal Registration No.	Registration Date

3.	Borrowers’ and Subsidiaries’ copyrights:

Copyright	Owner	Status in Copyright Office	Federal Registration No.	Registration Date

4.	Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Licensor	Description of License	Term of License	Royalties Payable

SCHEDULE 9.1.15

to

Loan and Security Agreement

ENVIRONMENTAL MATTERS

SCHEDULE 9.1.16

to

Loan and Security Agreement

RESTRICTIVE AGREEMENTS

Entity	Agreement	Restrictive Provisions

SCHEDULE 9.1.17

to

Loan and Security Agreement

LITIGATION

1.	Proceedings and investigations pending against Borrowers or Subsidiaries:

2.	Threatened proceedings or investigations of which any Borrower or Subsidiary is aware:

SCHEDULE 9.1.19

to

Loan and Security Agreement

PENSION PLAN DISCLOSURES

SCHEDULE 9.1.21

to

Loan and Security Agreement

LABOR CONTRACTS

Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement

SCHEDULE 10.2.2

to

Loan and Security Agreement

EXISTING LIENS

SCHEDULE 10.2.17

to

Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS